UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

Lord Abbett Global Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lord Abbett Global Fund, Inc.

Income Series (“Global Income Fund”)

90 Hudson Street

Jersey City, NJ 07302-3973

March 21, 2007

Dear Fellow Shareholder:

When we launched the Global Income Fund in 1988, investing opportunities were generally found in developed countries and regions such as the United States, Western Europe, and Japan. This has changed. Now, developing markets are assuming increasingly prominent roles in the global economy. The Fund – designed two decades ago for a very different world – is simply not structured to take advantage of these new opportunities.  Therefore, we propose to reposition the Fund to reflect this new market reality. Doing so, we believe, will provide the Fund with opportunities to seek increases in capital appreciation and potentially higher investment yields.

The shareholder meeting that will take place on May 21, 2007, includes a shareholder vote to approve a proposal to change the Fund’s investment objective. The proposal would:

•       Change the Fund’s current investment objective from seeking high current income consistent with reasonable risk, with capital appreciation as a secondary consideration, to seeking high total return;

•       Change the Fund’s principal investment strategy from investing primarily in high-quality and investment grade debt securities of domestic and foreign companies, to investing primarily in currencies of, and in fixed income instruments denominated in currencies of, developing markets; and

•       Change the Fund’s name to the “Lord Abbett Developing Local Markets Fund” and its benchmark to the JPMorgan Emerging Local Markets Index Plus (ELMI+), to more accurately reflect the Fund’s new investment focus.

The proposal is described more fully in the enclosed Proxy Statement and Questions and Answers material.

These changes require your approval. We encourage you to review the enclosed materials and vote in favor of the proposal.

You can vote in any of the following ways:

•       On the Internet using the Web address shown on your proxy card

•       By phone, with a toll-free call to the telephone number listed on your proxy card

•       By mail: Proxy Services, Lord Abbett Global Income Fund, PO Box 9173, Farmingdale, NY 11735-9850, using the enclosed proxy ballot and postage-paid return envelope

•       At the shareholder meeting on May 21, 2007, at 11:00 a.m., at 90 Hudson Street, Jersey City, NJ 07302-3973

We encourage you to vote by the Internet or telephone, using the “control” number that appears on your proxy ballot. We must receive your vote on or before 11:00 a.m. on May 21, 2007, in order to count your vote. Regardless of the method you choose, please take the time to read the full text of the enclosed proxy statement before voting.

It is a privilege to manage the Fund on your behalf. If you have any questions or need assistance voting, please contact your financial advisor or call us at 1-888-L-ABBETT (1-888-522-2388).

Sincerely,

Robert S. Dow

Chairman of the Board

Lord Abbett Global Fund, Inc.
Income Series (“Global Income Fund”)

90 Hudson Street
Jersey City, New Jersey 07302-3973

NOTICE OF MEETING OF SHAREHOLDERS
To Be Held May 21, 2007

NOTICE IS HEREBY GIVEN of a Meeting of the Shareholders of the Global Income Fund (the “Fund”). The Meeting will be held at 90 Hudson Street, Jersey City, New Jersey, 07302-3973, on May 21, 2007, at 11:00 a.m., for the following purposes:

•                    To approve a proposal to change the Fund’s investment objective.

•                    To transact such other business as may properly come before the Meeting and any adjournments thereof.

By order of the Board of Directors

Lawrence H. Kaplan
March 21, 2007	Vice President and Secretary

PROXY STATEMENT

MEETING OF SHAREHOLDERS

To Be Held May 21, 2007

TABLE OF CONTENTS

INTRODUCTION		1
PROPOSAL 1:	TO CHANGE THE FUND’S INVESTMENT OBJECTIVE	3
ADDITIONAL INFORMATION		14
APPENDIX A — Shareholders Beneficially Owning More Than 5% of the Fund		A-1

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of the Lord Abbett Global Fund, Inc. (the “Company”), to be voted at a meeting of the shareholders of the Company’s Income Series (the “Global Income Fund” or the “Fund”) to be held on May 21, 2007, at 11:00 a.m., at 90 Hudson Street, Jersey City, New Jersey, 07302-3973 and at any adjournments thereof (the “Meeting”).

The Company is an open-end management investment company and is incorporated in Maryland. The Board has fixed the close of business on February 27, 2007 (the “Record Date”) as the record date for determination of shareholders of the Fund entitled to notice of, and to vote at, the Meeting. As of February 27, 2007, there were issued and outstanding 9,046,538.332 shares of the Fund. A list of the shareholders of record will be available for inspection at the offices of Lord, Abbett & Co. LLC (“Lord Abbett”), 90 Hudson Street, Jersey City, New Jersey, 07302-3973, until the date of the Meeting. For ease and clarity of presentation, shares of common stock of the Fund are referred to herein as “Shares,” and holders of Shares are referred to as “Shareholders.” Only Shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. This Proxy Statement and the enclosed proxy ballot are first being mailed to Shareholders on or about March 21, 2007.

The Fund may request brokerage houses, custodians, nominees, and fiduciaries who are Shareholders of record to forward proxy materials to beneficial owners. The Fund will reimburse these persons for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of the Shares of the Fund. The cost of the solicitation will be borne by Lord Abbett.

The solicitation of proxies will be primarily by mail. The Fund has retained MIS, an ADP company (“MIS/ADP”), a proxy solicitation firm, to assist in the solicitation of proxies for this Meeting. The cost of the solicitation is not expected to exceed $31,000 and will be borne by Lord Abbett. Officers and service contractors of the Fund also may solicit proxies by telephone, facsimile, or personal interview. Authorizations for another person to execute proxies may be obtained by telephonic or electronically transmitted instructions in accordance with procedures designed to authenticate the Shareholder’s identity. In all cases where a telephonic proxy is solicited, the Shareholder will be asked to verify his or her identity, and to confirm that the Shareholder has received the Proxy Statement and proxy ballot in the mail. Except for votes cast by automated telephonic voting, within 72 hours of receiving a Shareholder’s telephonic voting instructions, a confirmation will be sent to the Shareholder to ensure that the vote has been taken in accordance with the Shareholder’s instructions and to provide a telephone number to call immediately if the Shareholder’s instructions are not correctly reflected in the confirmation. In the case of electronically transmitted voting instructions by the Internet, a confirmation will be sent only if specifically requested by the Shareholder. Shareholders requiring further information as to telephonic, facsimile or electronically transmitted voting instructions or the proxy generally should contact the Fund toll-free at 1-888-522-2388. Any Shareholder giving a proxy may revoke it at any time before it is exercised by submitting to the Fund the written notice of revocation or subsequently executed proxy, or by attending the Meeting and voting in person.

Shareholders are entitled to one vote for each full Share, and a proportionate vote for each fractional Share, of the Fund held as of the Record Date. Under Maryland law, Shares owned by two or more persons (whether as joint tenants, co-fiduciaries, or otherwise) will be voted as follows, unless a written instrument or court order providing to the contrary has been filed with the Secretary of the Fund: (1) if only one votes, that vote binds all; (2) if more than one votes, the vote of the majority binds all; and (3) if more than one votes and the vote is evenly divided, each faction may vote the stock in question proportionally or any person voting the stock or any beneficiary may apply to a court of competent jurisdiction to appoint an additional person to act with the persons voting the stock and the stock shall then be voted as determined by a majority of those persons and the person appointed by the court. If the enclosed form of proxy is properly executed and returned in time to be voted at the Meeting, the proxies named therein will vote the Shares represented by the proxy in accordance with the instructions marked thereon.

Security ownership of certain beneficial owners.

Exhibit A lists the beneficial owners of more than 5% of any Share class of the Fund as of February 27, 2007. Except as shown in that Exhibit, to the knowledge of the Fund, as of February 27, 2007, no person is a beneficial owner of more than 5% of the outstanding Shares of any class of the Fund.

PROPOSAL 1

TO CHANGE THE FUND’S INVESTMENT OBJECTIVE

The Fund’s current investment objective is “high current income consistent with reasonable risk. Capital appreciation is a secondary consideration.” As discussed more fully below, the Board recommends that Shareholders of the Fund approve a proposal to change the Fund’s investment objective “to seek high total return.” The Fund would seek total return from both capital appreciation and current income.

Pursuing this new goal would require a significant change in the Fund’s principal investment strategy. Currently, the Fund’s principal investment strategy is to primarily invest in high-quality and investment grade debt securities of domestic and foreign companies. These companies generally are located in developed countries including the United Kingdom, France, Germany, Spain, Canada, Japan and the United States. Subject to Shareholder approval of Proposal 1, the Company’s Board has approved investment policy changes to implement the new investment strategy. Under the new strategy, the Fund would invest at least 80% of its assets in instruments that provide investment exposure to the currencies of, and in fixed income instruments denominated in the currencies of, developing markets. A “developing market” would be any non-U.S. country, excluding those countries that have been classified by the World Bank as high-income member countries of the Organisation for Economic Co-operation and Development (“OECD”) for the past five consecutive years. The Fund expects that it would invest at least 80% of its assets in the developing countries of Asia, Africa, the Middle East, Latin America, Europe, and any other regions of the world under the proposed investment strategy.

It is expected that initially and periodically, the Fund would invest substantially in forward foreign currency contracts (and typically hold U.S. fixed income instruments until these contracts settle, as outlined below). During these times, the Fund would not have a material portion of its assets invested in securities issued by issuers located in developing markets. These contracts involve obligations of one party to purchase, and another party to sell, a specific amount of a currency at a future date, at a price established in the contract. Because the delivery and settlement of the contract is at a future date, the Fund would retain the assets intended to be used to settle the contract until such future date. The Fund plans to invest such assets in various U.S. fixed income instruments that would be expected to generate income for the Fund. In connection with its currency and other transactions, the Fund would be required to segregate permissible liquid assets, or engage in other measures to “cover” the Fund’s obligations relating to such transactions. All or a portion of the Fund’s investments in U.S. fixed income instruments would be employed to “cover” the Fund’s obligations relating to its currency and other transactions. The Fund’s investments in currencies or fixed income instruments also may be represented by other derivatives, such as options, futures contracts, and swap agreements. In addition, the Fund would be able to invest in high-yield securities rated below investment grade (commonly known as “lower rated bonds” or “junk bonds”). The Fund would be permitted to hedge its exposure to non-U.S. currencies, although it would not be required to do so. For example, the Fund may attempt to hedge its currency exposure when it expects declines in the value of foreign currencies relative to the value of the U.S. dollar.

The investment team currently responsible for the day-to-day management of the Fund would continue to manage the Fund. Lord Abbett believes that the individuals comprising the investment team have the experience to continue to manage the Fund after the proposed changes are implemented; however, Lord Abbett is seeking an additional professional to assist the current portfolio managers in implementing the proposed new objective. The Fund may be constrained in its ability to take advantage of strategies afforded by the new objective until such assistance is acquired.

The proposed change in the Fund’s investment objective would result in greater risks to Shareholders.

The Fund would experience increased currency risk, derivatives risk, developing markets risk, foreign investments risk, liquidity risk, leverage risk, and high yield or junk bond risk, among others.  These risks are described more fully below.

Notwithstanding these risks, Lord Abbett believes that the proposed new investment objective would provide Shareholders with the opportunity to benefit from a developing markets currency strategy and the growth in Fund assets that may be reasonably expected based on the interest investors have shown in funds employing similar investment strategies. Lord Abbett believes that existing and foreseeable market conditions in the global income category do not provide a positive outlook for the Fund to continue under its present investment objective and that restructuring the Fund with a developing markets currency strategy would enhance its appeal to Shareholders. When Lord Abbett launched the Global Income Fund in 1988, investing opportunities were generally found in developed countries and regions such as the United States, Western Europe, and Japan. This has changed. Now, developing markets are assuming increasingly prominent roles in the global economy.  The Fund, which was designed two decades ago for a very different world, is simply not structured to take advantage of these new opportunities.   Therefore, Lord Abbett proposes to reposition the Fund to reflect this new market reality.  Lord Abbett believes that doing so will provide the Fund with opportunities to seek increases in capital appreciation and potentially higher investment yields.

The Fund’s investment objective is fundamental (within the meaning of the Investment Company Act of 1940) and therefore can only be changed by a Shareholder vote.

If Shareholders approve Proposal 1:

•                    the Fund would be permitted to primarily invest in currencies and fixed income instruments as described more fully below;

•                    the Fund’s name would be changed to “Lord Abbett Developing Local Markets Fund” in order to more accurately reflect the Fund’s new investment focus; and

•                    the Fund’s new benchmark would be the JPMorgan Emerging Local Markets Index Plus (ELMI+), which tracks total returns for local-currency-denominated money market instruments in 25 emerging markets.

The changes to the Fund’s principal investment strategy, name, and benchmark are contingent on Shareholder approval of Proposal 1.

Current Investment Objective and Policies.

The Fund’s current investment objective is high current income consistent with reasonable risk. Capital appreciation is a secondary consideration. To pursue its goal, the Fund primarily invests in high-quality and investment grade debt securities of domestic and foreign companies. These companies generally are located in developed countries including the United Kingdom, France, Germany, Canada, Japan and the United States. Under normal circumstances, the Fund invests at least 65% of its assets in high-quality debt securities. The Fund may invest no more than 15% of its assets in lower-rated debt securities, although the Fund normally invests less than 5% in such securities. The weighted average life of the Fund’s portfolio normally varies based on Lord Abbett’s perception of the relationship between the return potential and the maturities of the Fund’s holdings, among other factors.

The types of debt securities in which the Fund presently may invest include:

•                    securities issued or guaranteed by governments (including the United States), their political subdivisions, authorities, agencies or instrumentalities, including mortgage-related securities;

•                    securities issued by foreign government related entities;

•                    securities of supranational organizations such as the World Bank; and

•                    securities of foreign and domestic corporations.

Under normal circumstances, the Fund diversifies its investments among a number of different countries throughout the world. The Fund selects which countries and the currency denomination of the securities it invests in based on its perception of the best opportunities for an attractive return consistent with its objective. Final selections are based on analysis of fixed income market returns and expected currency exchange rate movements.

The Fund may hold foreign currencies to meet settlement requirements relating to the purchase of foreign securities. The Fund also may effect currency transactions, including forward foreign currency contracts. The Fund may use these transactions to try to protect against uncertainties in the levels of future exchange rates between particular foreign currencies and the U.S. dollar or between various foreign currencies in which portfolio securities are or may be denominated. The Fund also may use these transactions as an efficient way to gain exposure to short-term interest rates in a particular country instead of investing in securities denominated in the country’s currency.

Proposed Investment Objective and Policies.

The proposed new investment objective for the Fund would be “to seek high total return.” The Fund would seek total return consisting of income and capital appreciation, if any, which generally arises from decreasing interest rates, currency fluctuations, or improving credit fundamentals for a particular sector or security.

Subject to Shareholder approval of the proposed investment objective, the Fund would change its principal investment strategy so that, under normal circumstances, it would invest at least 80% of its assets in instruments that provide investment exposure to the currencies of, and in fixed income instruments denominated in the currencies of, developing markets. A “developing market” would mean any non-U.S. country, excluding those countries that have been classified by the World Bank as high-income member countries of the OECD for the past five consecutive years. Lord Abbett would determine the Fund’s country and currency composition based on its evaluation of relative interest rates, inflation rates, exchange rates, monetary and fiscal policies, trade and current account balances, and other specific factors. The Fund expects that it would invest at least 80% of its assets in the developing countries of Asia, Africa, the Middle East, Latin America, Europe, and any other regions of the world under the proposed investment strategy. “Fixed income instruments” may include the following and similar types of investments: corporate debt securities, including convertible securities and corporate commercial paper; mortgage-backed and other asset-backed securities; inflation-indexed bonds issued both by governments and corporations; structured notes, including hybrid or “indexed” securities and event-linked bonds; loan participations and assignments; delayed funding loans and revolving credit facilities; bank certificates of deposit, fixed time deposits and bankers’ acceptances; repurchase agreements and reverse repurchase agreements; debt securities issued by states, provinces or local governments and their agencies, authorities and other government-sponsored enterprises; obligations of governments or their subdivisions, agencies and government-sponsored enterprises; obligations of international agencies or supranational entities; and derivatives based on the return of fixed income instruments.

The Fund would be permitted to:

•                    invest substantially in forwards or other derivative instruments, such as options, futures contracts, swap agreements, and mortgage- or asset-backed securities;

•                    invest directly in foreign currencies or in securities that trade in, or receive revenues in, foreign currencies;

•                    engage in foreign currency transactions on a spot (cash) basis;

•                    enter into forward foreign currency exchange contracts;

•                    invest in foreign currency futures contracts;

•                    invest in options on foreign currencies and futures;

•                    invest in high-yield securities, subject to a maximum of 15% of its total assets in securities rated below B by Moody’s Investor Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”), or in unrated securities that Lord Abbett determines to be of comparable quality;

•                    obtain market exposure, without limitation, to the securities in which it primarily invests by entering into a series of purchase and sale contracts, or by using investment techniques, such as buy backs or dollar rolls;

•                    hedge its exposure to developing country currencies (but is not required to do so); and

•                    invest assets not invested in currencies of developing markets or fixed income instruments denominated in currencies of developing markets or the United States in other types of fixed income instruments.

Under the proposed investment strategy, it is expected that initially and periodically, the Fund would invest substantially in forward foreign currency contracts. During these times, the Fund would not have a material portion of its assets invested in securities issued by issuers located in developing markets. These contracts involve obligations of one party to purchase, and another party to sell, a specific amount of a currency at a future date, at a price established in the contract. Because the delivery and settlement of the contract is in the future, the Fund would retain the assets intended to be used to settle the contract until the specified future date. The Fund plans to invest these assets in various U.S. fixed income instruments that would be expected to generate income for the Fund. In connection with its currency and other transactions, the Fund would be required to segregate permissible liquid assets, or engage in other measures to “cover” the Fund’s obligations relating to such transactions. For example, in the case of futures contracts or forward contracts that are not contractually required to cash settle, the Fund would be obligated to set aside liquid assets equal to such contracts’ full notional value (generally, the total numerical value of the asset underlying a future or forward contract at the time of valuation) while the positions are open. With respect to futures contracts or forward contracts that are contractually required to cash settle, however, the Fund would be permitted to set aside liquid assets in an amount equal to the Fund’s daily marked-to-market net obligation (i.e., the Fund’s daily net liability) under the contracts, if any, rather than such contracts’ full notional value. All or a portion of the Fund’s investments in U.S. fixed income instruments would be employed to “cover” the Fund’s obligations relating to its currency and other transactions.

The average portfolio duration of the Fund will vary. Under normal market conditions, the average portfolio duration would not be expected to exceed eight years.

The proposed changes in the Fund’s investment objective and strategy present different and increased risks, as well as the potential for higher total return, as compared with the Fund’s current investment objective and strategy. See “Main Risks” below. Lord Abbett is of the view that existing and foreseeable market conditions in the global income category do not provide a positive outlook for the Fund to continue under its present investment objective and that restructuring the Fund with a developing markets currency strategy would enhance its appeal to investors. Furthermore, Lord Abbett believes that the proposed investment objective and strategy would provide Shareholders with the potential to benefit from higher returns and the growth in Fund assets that may be reasonably expected based on the interest investors have shown in funds employing similar investment strategies. There is no assurance that the Fund will achieve its investment objective.

The Fund’s name would be changed to “Lord Abbett Developing Local Markets Fund” to more accurately reflect the Fund’s new investment focus.

Main Risks.

If Shareholders approve the proposed change in investment objective, the Fund will be exposed to the following main risks, which will, in certain cases, be new risks to the Fund:

•                    Foreign (Non-U.S.) Currencies — The Fund would be subject to currency risk. Foreign currency exchange rates may fluctuate significantly over short periods of time. They generally are determined by supply and demand in the foreign exchange markets and the relative merits of investments in different countries, actual or perceived changes in interest rates and other complex factors.

Currency exchange rates also can be affected unpredictably by intervention (or the failure to intervene) by U.S. or foreign governments or central banks, or by currency controls or political developments.

•                     Foreign Currency Transactions — The Fund would engage in foreign currency transactions on a spot (cash) basis, and enter into forward foreign currency exchange contracts and invest in foreign currency futures contracts and options on foreign currencies and futures. A forward foreign currency exchange contract reduces the Fund’s exposure to changes in the value of the currency it will deliver and increases its exposure to changes in the value of the currency it will receive for the duration of the contract. The effect on the value of the Fund is similar to selling securities denominated in one currency and purchasing securities denominated in another currency. The Fund would segregate or “earmark” assets determined to be liquid by Lord Abbett to cover its obligations under forward foreign currency exchange contracts entered into for non-hedging purposes.

•                    Derivatives — Derivatives are financial instruments that derive their value from the value of an underlying asset, reference rate or index. The risks associated with derivatives may be different and greater than the risks associated with directly investing in securities and other investments. Derivatives are subject to risks such as liquidity risk, leveraging risk, interest rate risk, market risk, and credit risk. Derivatives also involve the risk of mispricing or improper valuation and the risk that changes in the value of the derivative may not correlate perfectly with the value of the underlying asset, rate, or index. Whether the Fund’s use of derivatives is successful will depend on, among other things, if Lord Abbett correctly forecasts market movements, changes in foreign exchange and interest rates, and other factors. If Lord Abbett incorrectly forecasts these and other factors, the Fund’s performance could suffer. Examples of derivatives include forward currency contracts as discussed above, options, futures, and swaps.

•                     Options and Futures — Futures contracts are standardized contracts that provide for the sale or purchase of a specified financial instrument at a future time at a specified price. An option on a futures contract gives the purchaser the right (and the writer of the option the obligation) to assume a position in a futures contract at a specified exercise price within a specified period of time.

•                     Swap and Similar Transactions — The Fund may enter into swap transactions for hedging or for investment purposes. A swap transaction involves an agreement between two parties to exchange different cash flows based on a specified or “notional” amount. The cash flows exchanged in a specific transaction may be, among other things, payments that are the equivalent of interest on a principal amount, payments that would compensate the purchaser for losses on a defaulted security or basket of securities, or payments reflecting the performance of one or more specified securities or indices. The Fund may enter into swap transactions with counterparties that generally are banks, securities dealers or their respective affiliates.

•                    Developing Market Investments — The Fund would invest substantially in developing market investments. The investments of developing countries may be less liquid, especially subject to greater price volatility, have a smaller market capitalization, have less government regulation and not be subject to as extensive and frequent accounting, financial and other reporting requirements as securities issued in more developed countries. Further, investing in the securities of issuers located in certain developing countries may present a greater risk of loss resulting from problems in security registration and custody or substantial economic or political disruptions.

•                    Foreign Investments — Foreign investments generally pose greater risks than domestic investments. Foreign markets and their investments may not be subject to the same degree of regulation as U.S. markets. Securities clearance, settlement procedures and trading practices may be different, and transaction costs may be higher in foreign countries. There may be less trading volume and liquidity in foreign markets, subjecting the securities traded in them to greater price fluctuations. Foreign investments also may be affected by changes in currency rates or currency controls. With respect to certain foreign countries, there is a possibility of nationalization, expropriation or confiscatory taxation, imposition of withholding or other taxes, and political or social instability that could affect investments in those countries.  Investing in foreign companies generally involves some degree of information risk. That means that key information about an issuer, security or market may be inaccurate or unavailable. With respect to foreign currency transactions in which the Fund may engage, there is no guarantee that these transactions will be successful. They may lower the Fund’s return or result in significant losses.

•                    Liquidity — The Fund may be exposed to liquidity risk from its investments in foreign securities, derivatives, or securities with substantial market and credit risk, since these investments may be difficult to buy or sell. Illiquid securities may lower the Fund’s returns since the Fund may be unable to sell these securities at its desired time or price.

•                    Leverage — Certain of the Fund’s transactions (including, among others, forward currency contracts and other derivatives, reverse repurchase agreements, loans of portfolio securities, and the use of when-issued, delayed delivery or forward commitment transactions) may give rise to leverage risk. Leverage, including borrowing, may increase volatility in the Fund by magnifying the effect of changes in the value of the Fund’s holdings. The use of leverage may cause investors in the Fund to lose more money in adverse environments than would have been the case in the absence of leverage. As a result, the Fund may be obligated to liquidate positions before it is desirable to do so, in order to fulfill its segregation requirements. There is no assurance that the Fund will be able to employ leverage successfully.

•                    High-Yield Debt Securities — High-yield debt securities, or junk bonds, may be more credit sensitive than interest rate sensitive. In times of economic uncertainty, these securities may decline in price, even when interest rates are falling. There is also the risk that an issuer of a debt security will fail to make timely payments of principal or interest to the Fund, a risk that is greater with junk bonds. Some issuers, particularly of junk bonds, may default as to principal and/or interest payments after the Fund purchases their securities. A default, or concerns in the market about an increase in risk of default, may result in losses to the Fund. In addition, the market for junk bonds generally is less liquid than the market for higher-rated securities, subjecting them to greater fluctuations.

•                    Mortgage and Other Asset-Backed Securities — The mortgage- and other asset-backed securities in which the Fund may invest may be particularly sensitive to changes in prevailing interest rates. Like other debt securities, when interest rates rise, the value of mortgage- and other asset-backed securities generally will decline; however, when interest rates are declining, the value of mortgage-related securities with prepayment features may not increase as much as other fixed income instruments. Early repayment of principal on some mortgage-related securities may deprive the Fund of income payments above current market rates. The rate of prepayments on underlying mortgages also will affect the price and volatility of a mortgage-related security. The value of some mortgage-related and other asset-backed securities may fluctuate in response to the market’s perception of the creditworthiness of the issuers.  Additionally, although mortgages and mortgage-related securities are generally supported by some form of government or private guarantee and/or insurance, there is no assurance that private guarantors or insurers will meet their obligations.

•                    Debt Securities — The Fund is subject to the general risks and considerations associated with investing in debt securities. The value of an investment in the Fund will change as interest rates fluctuate in response to market movements. When interest rates rise, the prices of debt securities are likely to decline.

•                    Tax Risk — The Fund intends to continue to qualify as a “regulated investment company” under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Under subchapter M, at least 90% of the Fund’s gross income for each taxable year must be “qualifying income.” The Fund believes that its investment strategies with respect to foreign currencies will generate qualifying income under current U.S. federal income tax law. The Code, however, expressly provides the U.S. Treasury Department with authority to issue regulations that would exclude foreign currency gains from qualifying income if such gains are not directly related to the Fund’s business of investing in stock or securities. While to date the U.S. Treasury has not exercised this regulatory authority, there can be no assurance that it will not issue regulations in the future that would treat some or all of the Fund’s foreign currency gains as non-qualifying income.

Name Change.

If Shareholders approve Proposal 1, the Fund’s name will be changed from the “Global Income Fund” to the “Lord Abbett Developing Local Markets Fund.”

Benchmark Change.

If Shareholders approve Proposal 1, the Fund’s benchmark will be changed from the Lehman Brothers Global Aggregate Bond Index, which is a broad-based measure of the global investment-grade, fixed income markets, to the JPMorgan Emerging Local Markets Index Plus (ELMI+), which tracks total returns for local-currency-denominated money market instruments in 25 emerging markets. The proposed benchmark is considered a more appropriate index in light of the anticipated composition of the Fund’s portfolio.

Tax Consequences for Shareholders.

If Shareholders approve Proposal 1, it is expected that the majority of the Fund’s current holdings would be sold as a result of the change in the Fund’s investment objective and strategy. The sale of the Fund’s current holdings would generally be deemed a taxable event that would generate currency and/or capital gains or losses. As of December 31, 2006, the Fund had unrealized gains of approximately $1.6 million and a capital loss carryover of approximately $8.3 million. Thus, any capital gains generated by the sale of the Fund’s current holdings would be offset by the capital loss carryover and the Fund would not expect to make any distribution of such gains to Shareholders. To the extent that the Fund generates currency gains from the sale of its current holdings, the Fund would expect to distribute its net income (if any) attributable to such gains in an ordinary income distribution to Shareholders, which distribution would be taxable to Shareholders.

Because everyone’s tax situation is unique, Shareholders should consult with their tax advisors.

Board Considerations.

The Board approved the proposed change in the Fund’s investment objective at meetings held on January 25, 2007 and March 15, 2007. At the meetings, Lord Abbett informed the Board that it believes that the proposed investment objective and policies would be more attractive to investors than the Fund’s current investment objective and policies and, as a result, the Fund’s assets would be expected to increase if Shareholders approve the new investment objective. In reviewing Lord Abbett’s proposal to change the Fund’s investment objective, the Board considered that over time the Fund’s assets have been declining and noted Lord Abbett’s belief that, under current and foreseeable market conditions, the Fund’s assets would continue to decline if it maintains its current investment objective and policies. The Board also noted the Fund’s underperformance relative to its benchmark over the past 10 years. The Board discussed that since the Fund was launched in 1988, developing markets have assumed increasingly prominent roles in the global economy, and that the Fund, as currently structured, was not suited to take advantage of these new market realities.  The Board concluded that by changing its objective, the Fund could better seek increases in capital appreciation and potentially higher yields.

After carefully reviewing the information provided by Lord Abbett, the Board, including the independent Board Members, unanimously approved the proposed change to the Fund’s investment objective and recommended that Shareholders approve the change. The Board’s decision was based on a number of factors, including the following:

The proposed new investment objective will provide Shareholders with the opportunity to benefit from a developing markets currency strategy, potentially higher returns, and growth in Fund assets that may be reasonably expected based on the interest investors have shown in funds employing similar investment strategies. The Board noted that the growth in Fund assets could offer the opportunity to lower fees because of resultant economies of scale. The Board stated that although it believed that the proposed changes to the Fund present increased risks, the proposed changes to the Fund were in the best interest of current Shareholders, given the increased potential for capital appreciation and higher yields.

The Board noted that the individuals currently responsible for the day-to-day management of the Fund’s portfolio have the experience to continue managing the Fund after the proposed changes are implemented; however, the Board considered that Lord Abbett is seeking an additional professional to assist the current portfolio managers in implementing the new objective. The Board noted the Fund may be constrained in its ability to take advantage of strategies afforded by the new objective until such assistance is acquired.

Effective Date.

If Shareholders approve Proposal 1, it is anticipated that the new investment objective and related changes will become effective on or about June 29, 2007, or as soon as practicable thereafter.

If Shareholders do not approve Proposal 1, Lord Abbett will continue to manage the Fund according to its current investment objective and policies, but will consider other options, including liquidating the Fund or merging it into another mutual fund.

The Board Members, including the outside Board Members, unanimously recommend that Shareholders of the Fund vote FOR Proposal 1.

ADDITIONAL INFORMATION

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice. If any such other matters do come before the Meeting, the individuals named as proxies will vote, act, and consent with respect thereto in accordance with their best judgment.

a.                  Timeliness of Shareholder Proposals

Any Shareholder proposal to be presented for action at the Fund’s next Shareholder meeting pursuant to the provisions of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received at the Fund’s principal executive offices within a reasonable time in advance of the date solicitation is made for such meeting. The Fund does not intend to hold another annual or special meeting of Shareholders unless required to do so by the Investment Company Act of 1940 or by Maryland law.

b.                 Investment Adviser and Underwriter

Lord, Abbett & Co. LLC, 90 Hudson Street, Jersey City, New Jersey, 07302-3973, acts as investment adviser to the Fund. Lord Abbett Distributor LLC, a subsidiary of Lord, Abbett & Co. LLC located at the same address, acts as principal underwriter to the Fund.

c.                  Report Available Upon Request

The Fund will furnish, without charge, a copy of the Fund’s most recent annual report and most recent semiannual report succeeding the annual report, if any, to any Shareholder upon request. A Shareholder may obtain such report(s) by writing to the Fund, or by calling 1-800-874-3733 or via the Internet at www.LordAbbett.com.

d.                 Quorum, Vote Required, and Voting Procedures

A quorum for the Meeting consists of holders of a majority of the outstanding Shares present in person or by proxy.

Approval of Proposal 1 will require the affirmative vote of a majority of the outstanding Shares of the Fund (as defined in the Investment Company Act of 1940). Shares for which there is an abstention or broker non-vote will be counted for quorum purposes but will have the same effect as a vote against Proposal 1 for purposes of determining whether the proposal has passed. Unmarked proxies will be voted FOR the proposals described in this Proxy Statement and any other matters as deemed appropriate.

e.                  Adjournment for Insufficient Votes

If sufficient votes to approve Proposal 1 are not received by the meeting date, the persons named as proxies may propose one or more adjournments of the Meeting to allow further solicitation of proxies. In determining whether to adjourn the Meeting, the following factors may be considered: the percentage of votes actually cast, the percentage of negative votes actually cast, and the nature of any further solicitation and any information to be provided to Shareholders with respect to such solicitation. Any such adjournment will require an affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote at the Meeting. The persons named as proxies will vote on an adjournment after considering the best interests of all Shareholders.

f.                    Questions

If you have any questions regarding the Meeting or need assistance in voting, please contact us at 1-888-L-ABBETT (1-888-522-2388).

Lord Abbett Global Fund, Inc.

Income Series

Lawrence H. Kaplan
Vice President and Secretary

APPENDIX A

Shareholders Beneficially Owning More Than 5% of the Fund

	Shares Beneficially Owned as of February 27, 2007
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Edward Jones & Co.	Class A:	2,973,642.7430	Class A:	40.69%
201 Progress Parkway	Class B:	68,719.1140	Class B:	11.65%
Maryland Hts, MO 63043
Citigroup Global Markets	Class B:	73,161.5340	Class B:	12.40%
333 West 34th Street – 3rd Fl	Class C:	109,970.7670	Class C:	11.01%
New York, NY 10001
MLPF&S for the Sole	Class B:	74,820.4320	Class B:	12.68%
Benefit of Its Customers	Class C:	123,160.2090	Class C:	12.33%
4800 Deer Lake Dr E Fl 3	Class P:	342.5910	Class P:	95.01%
Jacksonville, FL 32246
Lord Abbett Profit	Class Y:	42,709.8690	Class Y:	30.61%
Sharing Plan
Robert Dow
90 Hudson Street
Jersey City, NJ 07302
Lord Abbett Profit	Class Y:	73,304.4880	Class Y:	52.54%
Sharing Plan
Stephen I. Allen
90 Hudson Street
Jersey City, NJ 07302

A-1

YOU MAY VOTE IN ANY ONE OF FOUR WAYS:
(1) VIA THE INTERNET (2) BY TELEPHONE (3) BY MAIL USING THIS BALLOT (4) IN PERSON AT THE MEETING
We encourage you to vote by Internet or telephone. Regardless of the method you choose, however, please take the time to read the full text of the Proxy Statement before voting.
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY!
VOTING ON THE INTERNET	VOTING BY PHONE	VOTING BY MAIL
• Read the Proxy Statement and have this Proxy Ballot at hand • Log on to www.proxyweb.com • Follow the on-screen instructions	• Read the Proxy Statement and have this Proxy Ballot at hand • Call toll-free 1-888-221-0697 • Follow the recorded instructions

•      Read the Proxy Statement

•      Check appropriate boxes on the proxy card

•      Sign, date and return this proxy card

•      Mail completed proxy card to:
Proxy Services, Lord Abbett
Global Income Fund,
P.O. Box 9173,
Farmingdale, NY 11735-9850

If you vote by Telephone or Internet, please do not mail your card.

LORD ABBETT GLOBAL FUND, INC. —	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
INCOME SERIES (the “Fund”)	OF THE LORD ABBETT GLOBAL FUND, INC.

The undersigned hereby appoints ROBERT S. DOW and LAWRENCE H. KAPLAN and each of them as proxies, with full power of substitution, to vote (according to the number of votes which the undersigned would be entitled to cast if then personally present) at a meeting of the shareholders of the Fund scheduled to be held on May 21, 2007, including all adjournments thereof, as specified on the reverse, and in their discretion upon such other business as may properly be brought before the meeting.

Date _____________ _____, 2007
For information as to the voting of shares registered in more than one name, see page 2 of the proxy statement.

	Signature(s) (and Title(s), if applicable)	(Please sign in box)
When signing the proxy as attorney, executor, Administrator, trustee, or guardian, please indicate the capacity in which you are acting. Only authorized officers should sign for corporations.

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Please fill in box as shown using black or blue ink or number 2 pencil. ☒
PLEASE DO NOT USE FINE POINT PENS.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING AND WILL BE VOTED IN ACCORDANCE WITH ANY SPECIFICATION MADE; IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR THE APPROVAL TO CHANGE THE INVESTMENT OBJECTIVE AND FOR ANY OTHER MATTERS AS DEEMED APPROPRIATE.

PROPOSAL:	FOR	AGAINST	ABSTAIN

1. To approve the proposal to change the Fund’s investment objective.	☐	☐	☐

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

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